Exhibit (a)(5)(9)

Press Release

Hutchison Whampoa Group and Hutchison Telecom International Announced
Despatch of Proposed Privatisation Scheme Document

(Hong Kong, 14 March 2010) Hutchison Whampoa Limited (“HWL”) and Hutchison Telecommunications International Limited (“HTIL”) today jointly announced that in relation to the proposed privatisation of HTIL, the scheme document is expected to be despatched on or about 15 March 2010 to HTIL shareholders, HTIL ADS holders and HTIL optionholders.

The scheme document contains complete details of the proposed privatisation including the recommendations from HTIL’s independent board committee and independent financial adviser as well as the expected timetable, the key dates of which are:

Court meeting and Extraordinary General Meeting		12 May 2010
Record date for scheme entitlements		24 May 2010
Delisting*	– The Stock Exchange of Hong Kong	25 May 2010
	– the New York Stock Exchange	4 June 2010
Payment*	– for scheme shares	3 June 2010
	– for ADSs	9 June 2010

*if the scheme becomes effective

The scheme document and related announcements have been posted on the websites of HWL and HTIL at www.hutchison-whampoa.com and www.htil.com. HTIL shareholders and HTIL ADS holders should read the scheme document carefully before casting any vote at (or providing any voting instructions or proxy in respect of) the Court Meeting or the Extraordinary General Meeting.

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For media enquiries, please contact:

Hans Leung	Ada Yeung

Hutchison Whampoa	Hutchison Telecom International
Tel: (852) 2128 1363	Tel: (852) 2128 3106
Fax: (852) 2128 1766	Fax: (852) 2187 2087
Email: hansl@hwl.com.hk	Email: adayeung@htil.com.hk

Cautionary Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about the beliefs and expectations of HWL and HTIL, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and each of HWL and HTIL undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks, uncertainties and assumptions. Each of HWL and HTIL cautions you that if these risks or uncertainties ever materialise or the assumptions prove incorrect, or if a number of important factors occur or do not occur, actual results may differ materially from those expressed or implied in any forward-looking statement. Additional information as to factors that may cause actual results to differ materially from each of HWL and HTIL’s forward-looking statements can be found in each of HWL and HTIL’s filings with the US Securities and Exchange Commission.

This press release appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This press release also does not constitute any solicitation or recommendation under rules and regulations of the US Securities and Exchange Commission.

22/F, Hutchison House, 10 Harcourt Road, Hong Kong

Tel +852 2128 1188 Fax +852 2128 1705

www.hutchison-whampoa.com